Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on the registration statement on Form S-1 of EnzymeBioSystems, of our report dated October 14, 2013 on our audit of the financial statements of EnzymeBioSystems as of June 30, 2013, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on June 26, 2009 through June 30, 2013, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

June 18, 2014

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351